Exhibit 107.1

Calculation of Fee Filing Tables

Form S-3

(Form Type)

Archer Aviation Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Equity	Class A common stock, par value $0.0001 per share	457(c)	94,671,586(2)	$5.49(3)	$519,747,007	$0.00011020	$57,276
	Total Offering Amounts						$57,276
	Total Fees Previously Paid				—		—
	Total Fee Offsets				—		—
	Net Fee Due						$57,276

(1)	Represents the shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”) of Archer Aviation Inc. (the “Registrant”) that will be offered for resale by the selling stockholders pursuant to the prospectus to which this exhibit is attached. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of additional shares of Common Stock as may be issuable as a result of stock splits, stock dividends or similar transactions with respect to the shares being registered hereunder.

(2)	Consists of an aggregate of 94,671,586 shares of the Registrant’s Class A common stock, including 34,073,600 shares of Class A common stock issuable upon the exercise of warrants of the Registrant.

(3)	The proposed maximum offering price per share has been estimated solely for the purpose of calculating the registration fee. The registration fee has been calculated in accordance with Rule 457(c) under the Securities Act based on the average high and low prices reported for the Registrant’s Class A common stock on August 10, 2023.

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